Exhibit 99.2

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (this “Agreement”) is made and entered as of December 6, 2023 by and between Slingshot Capital, LLC, a Delaware limited liability company (the “Lender”), and Minim, Inc., a Delaware corporation (“Minim”). Capitalized terms used herein but not otherwise defined herein shall have the meaning set forth in the Loan Agreement (as defined below).

WHEREAS, Minim, Cadance Connectivity, Inc., a Delaware corporation (“Cadence” and together with Minim, the “Borrowers”), and the Lender are parties to that certain Bridge Loan Agreement dated as of November 30, 2022 (the “Loan Agreement”);

WHEREAS, pursuant to the Loan Agreement and the other Loan Documents, the Lender has made various Loans to the Borrowers;

WHEREAS, Cadence was dissolved pursuant to a Certificate of Dissolution filed with the Secretary of State of the State of Delaware on November 9, 2023 (the “Dissolution”);

WHEREAS, due to the Dissolution, Minim is the sole Borrower under the Loan Agreement;

WHEREAS, the aggregate Obligations of Minim with respect to such Loans as of the date hereof are set forth on Exhibit A attached hereto; and

WHEREAS, the parties desire to convert all such Obligations (inclusive of all accrued and unpaid interest thereon as set forth under the heading “Total Outstanding Obligations” on Exhibit A) into shares of common stock of Minim (the “Minim Shares”), all on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Conversion of Indebtedness. Effective as of the date hereof, all Obligations of Minim due and owing to the Lender in respect of the Loan Agreement (inclusive of all accrued and unpaid interest thereon as set forth under the heading “Total Outstanding Obligations” on Exhibit A) (the “Debt Obligations”) are hereby converted into 734,343 of Minim Shares (the “Conversion”) and the Lender hereby accepts such Minim Shares in full and complete satisfaction of all such Debt Obligations.

2. Termination of Debt Obligations; Release of Security Interests.

(a)	The Lender hereby releases and discharges Minim and its successors in interest, predecessors in interest, parents, subsidiaries, and the officers, directors, equityholders, partners, employees and agents of any and all of them from any and all obligations to repay the Debt Obligations. As of the date hereof, the Loan Agreement and each of the other Loan Documents are hereby irrevocably extinguished and terminated in all respects and are of no further force or effect.

(b)	As of the date hereof all security interests and other liens granted to or held by the Lender in any assets and property of Minim as security for the Debt Obligations, are hereby irrevocably forever satisfied, terminated, released and discharged. Minim and its attorneys are each hereby authorized to file any UCC-3 termination statements and patent or trademark releases that such Person may reasonably deem necessary or desirable in connection with the termination of the security interests and liens set forth in this Section 2(b). Furthermore, all agreements in favor of the Lender with any of Minim’s landlords, processors or warehousemen shall automatically terminate as of the date hereof, notwithstanding any provision to the contrary in such agreements, and the Lender shall execute any separate agreements as reasonably requested by Minim to further confirm such termination.

(c)	The Lender will promptly deliver (or cause to be delivered) to Minim (or its attorneys), for cancellation, the originals of all debentures and guaranties which evidence or otherwise relate to the Debt Obligations and which are in the possession or control of the Lender.

3. Further Assurances. At the request of Minim, the Lender will execute and deliver such additional instruments and other writings, and take such other action, as such requesting Person may reasonably request to effect or evidence the satisfaction of the Debt Obligations, the termination of the effectiveness of the Loan Documents or any instruments executed pursuant thereto, or the release of any liens or security interests in favor of the Lender (as described in Section 2(b) above).

4. Release of Claims.

(a)	Effective as of the date hereof, the Lender, on behalf of itself and its Affiliates, successors and assigns, hereby unconditionally and irrevocably and forever releases and discharges Minim, its Affiliates, successors and assigns, and any of their respective present or former equityholders, directors, managers, officers, employees or agents (collectively, the “Minim Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, judgments, damages, actions and causes of action, obligations, accounts and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that the Lender or any of its Affiliates ever had, or as of the date hereof has against any Minim Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the date hereof to the extent relating to the Debt Obligations or arising under the Loan Documents (the “Lender Released Claims”); provided that nothing in this Section 4(a) will operate to release any liability or obligation of any Minim Released Party from, and the Lender Released Claims shall not include any liability, obligation or claims arising out of or under this Agreement.

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(b)	Effective as of the date hereof, Minim, on behalf of itself and its Affiliates, successors and assigns, hereby unconditionally and irrevocably and forever releases and discharges the Lender, its Affiliates, successors and assigns, and any of its present or former equityholders, directors, managers, officers, employees or agents (collectively, the “Lender Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, judgments, damages, actions and causes of action, obligations, accounts and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that Minim or any of its Affiliates ever had, or as of the date hereof has against any Lender Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the date hereof to the extent relating to the Debt Obligations or arising under the Loan Documents (the “Minim Released Claims”); provided that nothing in this Section 4(b) will operate to release any liability or obligation of any Lender Released Party from, and the Minim Released Claims shall not include any liability, obligation or claims arising out of or under this Agreement.

5. Miscellaneous.

(a)	Governing Law. This Agreement will be governed by the laws of the State of Delaware, without reference to Delaware’s conflicts-of-law rules and provisions.

(b)	Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Amendment by facsimile or other electronic transmission (including in PDF or DocuSigh format) will be effective as delivery of a manually executed counterpart to this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Debt Conversion Agreement has been executed by the parties as of the date first above written.

SLINGSHOT CAPITAL, LLC

By:	/s/ Megan Ward
Name:	Megan Ward
Title:	Manager

MINIM, INC.

By:	/s/ Jeremy Hitchcock
Name:	Jeremy Hitchcock
Title:	Chairman of the Board of Directors

[Signature Page to Debt Conversion Agreement]

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EXHIBIT A

Loan Obligations

Outstanding Principal	Outstanding Interest	Total Outstanding Obligations
$1,000,000	$125,777.78	$1,125,777.78

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